                                                                    EXHIBIT 23.2









                         INDEPENDENT AUDITORS' CONSENT


We have issued our report dated February 8, 1996 (except for the "Earnings per share" paragraph of Note 1, as to which the date is June 30, 1997) accompanying the financial statements of LIFE Financial Corporation (formerly Life Savings Bank, Federal Savings Bank) appearing in Life Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 (File #333-44307) of the Life Financial Corporation 401(k) Savings Plan.


/s/ GRANT THORNTON LLP


Irvine, California
March 26, 1998